SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

 / /  Preliminary Proxy Statement

/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/   Definitive Proxy Statement
/ /   Definitive Additional Materials
/ /   Soliciting Material Pursuant to Section 240.14a-11(c)or Section 240.14a-12

                          WesterFed Financial Corporation
               (Name of Registrant as Specified In Its Charter)


   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 /X/  No fee required.
 / /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

      (2)   Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
            (set forth the amount on which the filing fee is calculated and state how it was determined)

      (4)   Proposed maximum aggregate value of transaction:

      (5)   Total fee paid:

/ /   Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing
      for  which  the  offsetting  fee  was  paid  previously.   Identify  the
      previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:
      (2)   Form, Schedule or Registration Statement No.:
      (3)   Filing Party:
      (4)   Date Filed:

                 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT


                            [WESTERFED LETTERHEAD]






                              September 24, 1999







Dear Fellow Stockholder:

     On behalf of the Board of Directors and management of WesterFed Financial Corporation, I cordially invite you to attend the Annual Meeting of Stockholders. The meeting will be held at 9:00 a.m. on October 26, 1999 at the Missoula Southgate Branch of Western Security Bank located at 2601 Garfield Street, Missoula, Montana.

     The stockholders  will be asked to vote on the election of directors and to
ratify  the   appointment  of  an  independent   auditor  as  described  in  the
accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

     Whether or not you attend the meeting, I encourage you to read the enclosed Proxy Statement and then complete, sign and date the enclosed proxy card and return it in the postage prepaid envelope provided. This will save WesterFed additional expense in soliciting proxies and will ensure that your shares are represented. Please note that you may vote in person at the meeting even if you have previously returned the proxy.

     Thank you for your attention to this important matter.

                                   Sincerely,




                                    LYLE R. GRIMES
                                    PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                     CHAIRMAN OF THE BOARD

                        WESTERFED FINANCIAL CORPORATION
                               110 East Broadway
                         Missoula, Montana  59802-4511
                                (406) 721-5254

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        To be Held on October 26, 1999


     Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of WesterFed Financial Corporation (the "Company") will be held at the Missoula Southgate Branch of Western Security Bank, a wholly owned subsidiary of the Company, located at 2601 Garfield Street, Missoula, Montana at 9:00 a.m., Missoula, Montana time, on October 26, 1999.

     A Proxy Card and a Proxy Statement for the Meeting are enclosed.

     The Meeting is for the purpose of considering and acting upon:

      1.    The election of three directors of the Company;

      2. The ratification of the appointment of KPMG LLP as the auditors of the Company for the fiscal year ending June 30, 2000;

and such other matters as may properly come before the Meeting, or any adjournments or postponements thereof. The Board of Directors is not aware of any other business to come before the Meeting.

     Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned or postponed. Stockholders of record at the close of business on August 30, 1999 are the stockholders entitled to vote at the Meeting and any adjournments or postponements thereof.

     A complete list of stockholders entitled to vote at the Meeting is available for examination by any stockholder, for any purpose germane to the Meeting, between 9:00 a.m. and 4:00 p.m. at the office of the Company located at 110 East Broadway, Missoula, Montana for a period of ten days prior to the Meeting, as well as at the Meeting.

     You are requested to complete and sign the enclosed Proxy Card, which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed envelope. The Proxy Card will not be used if you attend and vote at the Meeting in person.



                                    BY ORDER OF THE BOARD OF DIRECTORS



                                    Lyle R. Grimes
                                    PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                    CHAIRMAN OF THE BOARD

Missoula, Montana
September 24, 1999

------------------------------------------------------------------------------


IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
------------------------------------------------------------------------------

                                PROXY STATEMENT

                        WESTERFED FINANCIAL CORPORATION
                               110 East Broadway
                         Missoula, Montana  59802-4511
                                (406) 721-5254

                        ANNUAL MEETING OF STOCKHOLDERS
                               October 26, 1999


     This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of WesterFed Financial Corporation (the "Company") of proxies to be used at the Annual Meeting of Stockholders of the Company (the "Meeting"), which will be held at the Missoula Southgate Branch of Western Security Bank (the "Bank"), a wholly owned subsidiary of the Company, located at 2601 Garfield Street, Missoula, Montana, on October 26, 1999, at 9:00 a.m., Missoula, Montana time, and all adjournments and postponements of the Meeting. The accompanying Notice of Annual Meeting and this Proxy Statement are first being mailed to stockholders on or about September 24, 1999.

     At the Meeting, stockholders of the Company are being asked to consider and vote upon the election of three directors, a proposal to ratify the appointment of KPMG LLP as auditors for the Company and such other matters as may properly come before the Meeting or any adjournments or postponements thereof.

VOTE REQUIRED AND PROXY INFORMATION

     All shares of the Company's common stock, par value $.01 per share (the "Common Stock"), represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions thereon. If no instructions are indicated, properly executed proxies will be voted for the director nominees and the proposal set forth in this Proxy Statement. The Company does not know of any matters, other than as described in the Notice of Annual Meeting, that are to come before the Meeting. If any other matters are properly presented at the Meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

     Directors shall be elected by a plurality of the votes cast. In the election of directors, stockholders may either vote "FOR" all nominees for election or withhold their votes from one or more nominees for election. Votes that are withheld and shares held by a broker, as nominee, that are not voted (so-called "broker non-votes") in the election of directors will not be included in determining the number of votes cast. In all matters other than the election of directors, the affirmative vote of the majority of shares present and entitled to vote shall be the act of the stockholders. Proxies marked to abstain with respect to a proposal have the same effect as votes against the proposal. Broker non-votes have no effect on the vote. One-third of the shares of the Common Stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum.

     A proxy given pursuant to the solicitation may be revoked at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting, or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Pursuant to the Company's Employee Stock Ownership Plan and Trust (the "ESOP"), unallocated shares will be voted by the trustee in the same proportion as allocated shares voted by participants. Any written notice revoking a proxy should be delivered to Suzanne Loewen, Secretary, WesterFed Financial Corporation, 110 East Broadway, Missoula, Montana 59802-4511.

VOTING SECURITIES AND CERTAIN HOLDERS THEREOF

     Stockholders of record as of the close of business on August 30, 1999 will be entitled to one vote for each share of Common Stock then held. As of that date, the Company had 4,568,678 shares of Common Stock issued and outstanding (including a total of 2,712 shares not fully vested, subject to restriction, which have been issued under the Company's Recognition and Retention Plan (the "RRP")). The following table sets forth, as of August 30, 1999, information regarding share ownership of: (i) those persons or entities known by management to beneficially own more than five percent of the Common Stock, (ii) the Company's Chief Executive Officer and each other executive officer who made in excess of $100,000 during fiscal 1999 (the "Named Officers") and (iii) all directors and executive officers of the Company and the Bank as a group.


                                                              SHARES
                                                           BENEFICIALLY     PERCENT
               BENEFICIAL OWNER                               OWNED         OF CLASS
------------------------------------------------------     ------------     --------

PRINCIPAL OWNERS
----------------
WesterFed Financial Corporation Employee Stock Ownership       330,869        7.24%
Plan and Trust
110 East Broadway
Missoula, Montana  59802-4511(1)

John Hancock Mutual Life Insurance Company, et al.             351,588        7.70
John Hancock Place
P.O. Box 111
Boston, Massachusetts  02117(2)

Paul J. McCann                                                 278,083        6.09
P.O. Box 2249
Great Falls, Montana  59403(3)

NAMED OFFICERS AND DIRECTORS AND EXECUTIVE OFFICERS AS A
GROUP(4)
---------------------------------------------------------
Lyle R. Grimes, President, Chief Executive Officer and         161,243        3.46
Chairman of the Board (5)

Douglas G. Bardwell, Executive Vice President(6)                94,956        2.06

James A. Salisbury, Executive Vice President, Treasurer and     60,891        1.32
Chief Financial Officer(7)

David W. Jorgenson, Executive Vice President - Eastern          78,088        1.70
Region Manager(8)

Charles E. Eiseman, Senior Vice President - Western Region      37,695          *
Manager(9)

Directors and executive officers of the Company and the        738,257       14.93
Bank as a group (15 persons)(10)

------------------------
*     Less than 1%

(1) As reported in Amendment No. 2 to a Schedule 13G dated January 29, 1997. The amount reported represents shares held by the ESOP, 166,774 of which have been allocated to accounts of participants. First Bankers Trust Company, Quincy, Illinois, the trustee of the ESOP, may be deemed to beneficially own the shares held by the ESOP which have not been allocated to accounts of participants. Participants in the ESOP are entitled to instruct the trustee as to the voting of shares allocated to their accounts under the ESOP. Unallocated shares held in the ESOP's suspense account or allocated shares for which no voting instructions are received are voted by the trustee in the same proportion as allocated shares voted by participants.
(2) As reported in Amendment No. 3 to a Schedule 13G filed January 15, 1999 by John Hancock Mutual Life Insurance Company and certain of its subsidiaries, including John Hancock Advisers, Inc., a registered investment adviser, which reported sole voting and dispositive power as to 351,588 shares of the Common Stock held by two mutual funds for which it acts as investment adviser.
(3) As reported in a Schedule 13D filed April 20, 1999 by Paul J. McCann and certain corporations directly or indirectly controlled by Mr. McCann and members of his family.
(4)  The address of each Named Officer is the same as that of the Company.
(5) Includes 67,028 shares held directly, 966 shares held in custodial accounts for minor children, 6,805 shares allocated to the account of Mr. Grimes under the ESOP, and 86,444 shares subject to currently exercisable options granted pursuant to the 1993 Stock Option and Incentive Plan (the "Stock Option Plan"). Excludes options to purchase 40,000 shares which are not exercisable within 60 days of August 30, 1999.
(6) Includes 40,296 shares held directly, 1,414 shares held by Mr. Bardwell's spouse, 6,564 shares allocated to the account of Mr. Bardwell under the ESOP, 2,316 shares held in custodial accounts for minor children, and 44,366 shares subject to currently exercisable options granted pursuant to the Stock Option Plan. Mr. Bardwell retired on July 1, 1999.
(7) Includes 14,168 shares held directly, 975 shares held in custodial accounts or by minor children, 2,500 shares held by a corporation of which Mr.
     Salisbury is a director and executive officer, 5,980 shares allocated to the account of Mr. Salisbury under the ESOP, and 37,268 shares subject to currently exercisable options granted pursuant to the Stock Option Plan.
(8) Includes 28,092 shares held directly, 413 shares allocated to the account of Mr. Jorgenson under the ESOP, 3,743 shares held in custodial accounts for minor children, 10,414 shares held in a retirement trust, 826 shares, subject to restriction, awarded pursuant to the RRP over which Mr. Jorgenson has voting but no dispositive power and 34,600 shares subject to currently exercisable options granted pursuant to the Stock Option Plan. Excludes options to purchase 25,200 shares which are not exercisable within 60 days of August 30, 1999.
(9) Includes 19,781 shares held directly, 717 shares held in custodial accounts or by minor children, 1,554 shares held by Mr. Eiseman's spouse, 4,552 shares allocated to the account of Mr. Eiseman under the ESOP and 11,091 shares subject to currently exercisable options granted pursuant to the Stock Option Plan.
(10) Amount includes shares held directly, as well as shares held jointly with family members, shares held in retirement accounts, shares allocated to the ESOP accounts of the group members, held in a fiduciary capacity or by certain family members, with respect to which shares the group members may be deemed to have sole or shared voting and/or dispositive power. Amount also includes an aggregate of 2,712 shares, subject to restriction, awarded pursuant to the RRP over which the holders have voting but no dispositive power and an aggregate of 375,336 shares subject to currently exercisable options granted under the Stock Option Plan. Amount excludes 115,200 shares subject to options which are not exercisable within 60 days of August 30, 1999.

                      PROPOSAL I - ELECTION OF DIRECTORS

     The Company's Board of Directors is composed of eight members, each of whom is also a director of the Bank. Approximately one-third of the directors are elected annually. Directors of the Company are generally elected to serve for a three-year term or until their respective successors shall have been elected and shall qualify.

     The table below sets forth certain information regarding the Company's Board of Directors, including their terms of office. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the Meeting for the election of the nominees identified below. If any nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any of the nominees might be unable to serve, if elected. Except as described herein, there are no arrangements or understandings between any director or nominee and any other person pursuant to which such director or nominee was selected.

                                                                 Shares of
                                                                Common Stock
                                                        Term    Beneficially       Percent
                                             Director    to       Owned at            of
      NAME        Age    Position(s) Held     Since    Expire  August 30, 1992      Class
---------------   ---  -------------------   --------  ------  ---------------    ---------

                                   NOMINEES
                                   --------
John E. Roemer    69  Vice Chairman of the    1978      2002        49,760(3)        1.08%
                      Board
Laurie C.         46  Director                1996      2002        17,424(4)          *
DeMarois
David W.          49  Executive Vice          1997      2002        78,088(5)        1.70
Jorgenson             President - Eastern
                      Region Manager

                        DIRECTORS CONTINUING IN OFFICE
                        ------------------------------
Marvin P.         67  Director                1969      2000        58,870(6)        1.29
Reynolds
Robert F. Burke   67  Director                1994      2000        19,166(7)          *
Lyle R. Grimes    64  President, Chief        1983      2001       161,243(8)        3.46
                      Executive Officer and
                      Chairman of the Board
Otto G. Klein,    61  Director                1988      2001        62,896(9)        1.38
Jr., M.D.
William M. Leslie 64  Director                1997      2001        19,870(10)         *

--------------------------

*  Less than 1 %

(1)  Includes service as a director of the Bank.
(2) Amount includes shares held directly, as well as shares held jointly with family members, shares held in retirement accounts, shares allocated to the ESOP accounts of the group members, held in a fiduciary capacity or by certain family members, with respect to which shares the group members may be deemed to have sole or shared voting and/or dispositive power. Amount also includes an aggregate of shares, subject to restriction, awarded pursuant to the RRP over which the holders have voting but no dispositive power and an aggregate of shares subject to currently exercisable options granted under the Stock Option Plan. Amount excludes shares subject to options which are not exercisable within 60 days of August 30, 1999.
(3) Includes 1,907 shares held by Mr. Roemer's spouse, and 29,725 shares subject to options granted under the Stock Option Plan.
(4) Includes 15,084 shares subject to options granted under the Stock Option Plan and 1,060 shares, subject to restrictions, granted under the RRP.
(5) See Footnote 8 on page 2 for information regarding Mr. Jorgenson's share ownership.
(6) Includes 20,000 shares held by a Keogh plan and 365 shares held by Mr. Reynolds' spouse.
(7)  Includes  15,084 shares  subject to options  granted under the Stock Option
     Plan.
(8) See Footnote 5 on page 2 for information regarding Mr. Grimes' share ownership.
(9) Includes 21,617 shares held by a pension/profit sharing plan and 1,131 shares held in a custodial account for a minor child.
(10) Includes 82 shares held by Mr. Leslie's spouse, 15,084 shares subject to options granted under the Stock Option Plan, 826 shares, subject to restriction, granted under the RRP, and 494 shares held in a retirement trust.

     The business experience of each director and director nominee is set forth below. All directors have held their present positions for at least the past five years, except as otherwise indicated.

     LYLE R. GRIMES. Mr. Grimes is President and Chief Executive Officer of the Company, a position he has held since September 1993. In October 1996, Mr. Grimes was named Chairman of the Board of the Company and the Bank. Until June 30, 1999, Mr. Grimes was also President and Chief Executive Officer of the Bank. Mr. Grimes is responsible for establishing policies and plans for directing and controlling the activities of the Company in order to achieve the objectives set by the Board of Directors. Mr. Grimes also acts as spokesman for the Company and maintains business, civic and governmental contacts. Mr. Grimes joined the Bank in 1958 and worked in all phases of the Bank's operations during his 41 years of employment with the Bank. Mr. Grimes also serves as a Director of the Bank's subsidiaries. Mr. Grimes served as a Director of the Federal Home Loan Bank of Seattle from January 1993 to January 1995. Mr. Grimes graduated from the University of Montana.

     OTTO G. KLEIN, JR., M.D. Dr. Klein has practiced ophthalmology with the Rocky Mountain Eye and Ear Center located in Missoula, Montana since 1978. Prior to such time, he was a Clinical Associate Professor of Ophthalmology at the University of Washington and partner of the Mason Clinic in Seattle. He is a graduate of Stanford University and Cornell Medical School.

     WILLIAM M. LESLIE. Mr. Leslie has served as President and Chairman of the Board of Quality Concrete Company, a family-owned business, since 1967. He also has been a part owner of Mineral Specialties, Inc., a family- owned industrial company since 1964 and is the Chief Executive Officer of Cody Brick & Masonry Supplies and Rocky Mountain Concrete Products.

     LAURIE CARAS DEMAROIS. Ms. DeMarois joined the Garden City Floral Company in 1975. She now manages the Company and is the majority shareholder. Ms. DeMarois has served as President of the Montana State Florists Association and as a director on the boards of the Missoula Chamber of Commerce, United Way and Rotary Club. Ms. DeMarois is a graduate of the University of Montana.

     JOHN E. ROEMER. Mr. Roemer is retired. From 1953 to 1988, Mr. Roemer was the owner and operator of Roemer's Tire Center, Inc., with retail tire and automotive centers located in Missoula, Montana and Coeur d'Alene, Idaho.

     DAVID W. JORGENSON. Mr. Jorgenson is Vice President and Director of the Company and Executive Vice President - Eastern Region Manager of the Bank. Mr. Jorgenson was the President and Chief Executive Officer of Security Bancorp prior to its acquisition by WesterFed. He also served as President and Chief Executive Officer of Security Bank since June 1, 1992. He had previously served as Executive Vice President and Chief Operating Officer of Security Bank from October 1, 1991 until May 31, 1992. Mr. Jorgenson was employed by United Tote Company, a supplier of computerized wagering systems and a subsidiary of United Tote, Inc., from January 1989 to September 30, 1991, as Senior Vice President-Finance. He previously worked at First Interstate Bank of Billings, N.A. (formerly Security Bank, N.A.) from 1973 to 1989, his last position being Vice President and head of the Banking Division.

     MARVIN P. REYNOLDS, D.D.S. Dr. Reynolds is a self-employed dentist who has practiced in Missoula, Montana for over 39 years. He is a graduate of the Washington University Dental School at St. Louis.

     ROBERT F. BURKE. Mr. Burke joined American Express Financial Advisors, Inc. as a personal financial advisor in August 1991. Prior to that time, he was Chairman and President of the Bank of Sheridan, a commercial bank located in Sheridan, Montana, from 1983 to 1990. Mr. Burke has approximately 34 years of experience in management and ownership of several Montana banks. He is a graduate of the University of Montana and the Pacific Coast Banking School. He is a past President of the Montana Bankers Association.

MEETINGS AND COMMITTEES OF THE BOARDS OF DIRECTORS

     BOARD AND COMMITTEE MEETINGS OF THE COMPANY. Meetings of the Company's Board of Directors are generally held annually or on an as needed basis. The Board of Directors of the Company held 21 meetings during the fiscal year ended June 30, 1999. No incumbent director attended fewer than 75% of the total number of meetings held by the Board of Directors and by all committees of the Board of Directors on which he served during the year.

     The Board of Directors of the Company has standing Executive, Audit and Compensation Committees.

     The Executive Committee of the Company acts on issues arising between regular board meetings. The Executive Committee is comprised of Directors Grimes, Reynolds and Roemer. The Executive Committee did not meet during fiscal 1999.

     The Audit Committee of the Company reviews audit reports and related matters to ensure effective compliance by the Company with internal policies and procedures. Directors Klein, Burke, Roemer, DeMarois, Leslie and Reynolds are members of this Committee. The Audit Committee met two times during fiscal 1999.

     The Compensation Committee of the Company is responsible for administration of the RRP and Stock Option Plan. The current members of the Compensation Committee are Directors Roemer, Klein and Reynolds. This Committee met once during fiscal 1999.

     The entire Board of Directors acting as the Nominating Committee of the Company is responsible for nominating persons to serve on the Board of Directors of the Company. While the Board of Directors will consider nominees recommended by stockholders, the Committee has not actively solicited such nominations. Pursuant to the Company's Bylaws, nominations by stockholders must be delivered in writing to the Secretary of the Company at least 30 days before the date of the Meeting.

     BOARD AND COMMITTEE MEETINGS OF THE BANK. During the year ended June 30, 1999, the Board of Directors of the Bank held 19 meetings. No director attended fewer than 75% of the total meetings of the Board of Directors and committees on which such Board member served during this period. The Board of Directors of the Bank has standing Executive, Audit, Asset/Liability, Building, Compensation and Benefits and Nominating Committees.

     The Executive Committee of the Bank acts on issues arising between regular board meeting dates. The Executive Committee consists of Directors Grimes, Reynolds and Roemer. The Executive Committee met once during fiscal 1999.

     The Audit Committee of the Bank is responsible for setting policies with regard to internal controls and outside audits. In addition, the Audit Committee reviews the reports of the Bank's internal auditor, independent auditors and regulators and makes recommendations to the Board of Directors. This committee is comprised of Directors Reynolds, Roemer, Klein, Leslie, DeMarois and Burke. The Audit Committee is scheduled to meet quarterly and met four times during fiscal 1999.

     The Asset/Liability Committee of the Bank is responsible for oversight of the Bank's investment activities and development of investment policies. Directors Grimes, Burke, Jorgenson and Klein serve on this committee with James Salisbury acting as Chairman. The Asset/Liability Committee met four times during fiscal 1999.

     The Building Committee of the Bank reviews corporate office building needs and site acquisitions and makes recommendations to the Board of Directors. This committee consists of Directors Grimes, Roemer, Jorgenson, Leslie, DeMarois and Burke. This committee met nine times during fiscal 1999.

     The Compensation and Benefits Committee of the Bank is comprised of Directors Roemer, Klein and Reynolds. This committee reviews changes in the benefit package offered to the Bank officers and employees and recommends salary levels for executive officers for consideration by the full Board. This committee meets as necessary and met four times during fiscal 1999.

     The Nominating Committee of the Bank meets annually in order to nominate candidates for membership on the Board of Directors. Directors Burke, Klein and Reynolds are the current members of this Committee. This committee met one time during fiscal 1999.

DIRECTOR COMPENSATION

     The Board of Directors of the Company are not paid for their service in such capacity. Compensation of the Bank's directors is described below.

     CASH COMPENSATION. Non-employee directors of the Bank are currently paid fees of $1,667 per month and $200 for each committee meeting attended, unless held on a regular Board meeting day or by telephone. Mr. Roemer, Vice Chairman of the Board, receives an additional fee of $142 per month. In addition, outside directors meeting for commercial loan approval receive $100 per occurrence.

     DIRECTORS' DEFERRED INCOME PLAN. The Bank maintains a Directors' Deferred Income Plan (the "Director Plan") for the benefit of the Bank's non-employee directors. Directors participating in the Director Plan are permitted to defer $4,000 or more of their directors' fees earned during each fiscal year. Deferred fees are maintained in an account at the Bank and upon retirement are paid to directors in monthly installments over a ten-year period. The Director Plan also provides that, in the event of the death of a participating director while serving on the Board, the director's designated beneficiary shall receive an aggregate amount equal to the amount the director would have deferred, to be paid on a monthly basis. At June 30, 1999, two outside directors participated in the Director Plan.

EXECUTIVE COMPENSATION

     The Company has not paid any compensation to its executive officers since its formation. The Company does not presently anticipate paying any compensation to such persons until it becomes actively involved in the operation or acquisition of businesses other than the Bank.

     The following table sets forth the compensation paid or accrued by the Bank during the fiscal years indicated for services rendered by the Named Officers.


                           SUMMARY COMPENSATION TABLE
                                                                Long-Term
               Annual Compensation(1)                          Compensation
                                                                  Awards
                                                           Restricted
                                                             Stock      Options/    All Other
                                 Fiscal Salary       Bonus   Award(s)     SARs     Compensation
  Name and Principal Position     Year    ($)        ($)(2)    ($)         (#)           ($)
-----------------------------    ------ --------     -----  ----------  --------   -------------

Lyle R. Grimes, PRESIDENT,        1999 $220,000(4)   40,200       ---      ---       78,637(5)
CHIEF EXECUTIVE OFFICER AND       1998  220,000(4)   33,595       ---      ---       76,251
CHAIRMAN OF THE BOARD(3)          1997  220,000(4)   80,015       ---      ---       77,708

Douglas G. Bardwell, EXECUTIVE    1999  127,000(6)   15,470       ---      ---       18,945(7)
VICE PRESIDENT AND                1998  127,000(6)   12,930       ---      ---       31,144
CHIEF OPERATING OFFICER           1997  123,000(6)   29,830       ---      ---       29,335

James A. Salisbury, EXECUTIVE     1999  124,800(8)   18,770       ---      ---       23,433(9)
VICE PRESIDENT,                   1998  120,000(8)   12,215       ---      ---       33,678
TREASURER AND CHIEF FINANCIAL     1997  105,000(8)   25,465       ---      ---       29,222
OFFICER

David W. Jorgenson, EXECUTIVE     1999  160,200(11)  24,095       ---      ---       33,401(12)
VICE PRESIDENT-EASTERN            1998  160,200(11)  16,290       ---      ---       22,900
REGION MANAGER(10)

Charles E. Eiseman, SENIOR VICE   1999   91,000(13)  10,265       ---      ---       18,404(14)
PRESIDENT - WESTERN               1998   87,500(13)   6,685       ---      ---       25,865
REGION MANAGER                    1997   83,300(13)  15,145       ---      ---       22,635

--------------------

(1) "Perquisites" received by the Named Officers are not presented in the table as such amounts are below the minimum required for disclosure under executive compensation disclosure rules adopted by the Securities and Exchange Commission.
(2) Paid pursuant to the Annual Incentive Plan. See "Compensation Committee Report on Executive Compensation."
(3) Mr. Grimes retired as President and Chief Executive Officer of the Bank on June 30, 1999. He remains Chairman of the Board of the Bank and President, Chief Executive Officer and Chairman of the Board of the Company.
(4) Includes $630, $424 and $326, deferred under the Flexible Compensation Plan in fiscal 1999, 1998 and 1997, respectively. Includes $12,111, $8,800 and $0 deferred under the 401(k) Plan.
(5) Includes $43,000 accrued by the Bank for the benefit of Mr. Grimes under the Benefit Equalization Plan. The Benefit Equalization Plan provides supplemental retirement income to Mr. Grimes since his normal retirement benefit is diminished as a result of IRS rules limiting benefits payable under the Pension Plan. See "Benefit Plans." Also includes $13,432 allocated to Mr. Grimes' account under the ESOP (representing 820 shares at $16.38 per share), $14,385 in unused sick leave and unused vacation, a $102 Christmas bonus and the following insurance premiums paid by the Bank on Mr. Grimes' behalf: $432 in life insurance, $1,003 in life insurance under the Salary Continuation Plan and $228 in long-term disability. Includes $6,055 in contributions to the 401(k) Plan paid by the Bank on behalf of Mr. Grimes.
(6) Includes $8,201, $7,284, and $6,156, deferred under the 401(k) Plan, and $1,140, $1,712, and $1,602, deferred under the Flexible Compensation Plan in fiscal 1999, 1998 and 1997, respectively.
(7) Includes a life insurance premium of $276 paid on behalf of Mr. Bardwell under the Salary Continuation Plan. Also includes $12,629 allocated to Mr. Bardwell's account under the ESOP (representing 771 shares at $16.38 per share), $1,465 of unused sick leave, a Christmas bonus of $102, a long-term disability insurance premium of $228, a life insurance premium of $432 and contributions to the 401(k) Plan of $3,813 paid by the Bank on behalf of Mr. Bardwell
(8) Includes $6,190, $5,628, and $5,130, deferred under the 401(k) Plan, and $1,233, $1,495, and $1,222, deferred under the Flexible Compensation Plan in fiscal 1999, 1998 and 1997, respectively.
(9) Includes $3,873 accrued and life insurance premiums of $110 paid on behalf of Mr. Salisbury under the Salary Continuation Plan. Also includes $11,744 allocated to Mr. Salisbury's account under the ESOP (representing 717 shares at $16.38 per share), $1,440 in unused sick leave, a Christmas bonus of $102, life insurance premiums of $228, a long-term disability insurance premium of $432, contributions to the 401(k) Plan of $3,714 paid by the Bank on behalf of Mr. Salisbury and a split dollar agreement value of $1,790.
(10) Mr. Jorgenson became an employee of the Bank on February 28, 1997.
(11) Includes $4,234 deferred under the Flexible Compensation Plan. Includes $9,612 deferred under the 401(k) Plan.
(12) Includes $1,848 in unused sick leave, a Christmas bonus of $102, a long term disability insurance premium of $228 and a life insurance premium of $432, $4,803 in contributions to the 401(k) Plan paid by the Bank on behalf of Mr. Jorgenson, $18,615 accrued on behalf of Mr. Jorgenson under the Salary Continuation Plan and $608 accrued under the Benefit Equalization Plan and $6,765 allocated to Mr. Jorgenson's account under the ESOP (representing 413 shares at $16.38 per share).
(13) Includes $4,521, $4,272 and $4,068 deferred under the 401(k) Plan, and $840, $504 and $288, deferred under the Flexible Compensation Plan in fiscal year 1999, 1998, and 1997, respectively.
(14) Includes $1,050 in unused sick leave, a Christmas bonus of $102, a long term disability insurance premium of $173 and a life insurance premium of $432, $2,713 in contributions to the 401(k) Plan paid by the Bank on behalf of Mr. Eiseman, $3,075 accrued and life insurance premiums of $96 paid under the Salary Continuation Plan, $8,714 allocated to Mr. Eiseman's account under the ESOP (representing 532 shares at $16.38 per share) and a split dollar agreement value of $2,049.

     The following table sets forth certain information concerning the number and value of unexercised stock options held by the Named Officers at June 30, 1999. No options or stock appreciation rights were awarded to the Named Officers during fiscal 1999.


 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                NUMBER OF              VALUE OF UNEXERCISED
                                               UNEXERCISED                IN-THE-MONEY
                                              OPTIONS/SARS AT         OPTIONS/SARS AT FY-END
                                              FY-END (#)(1)                  ($)(2)
                    SHARES
                   ACQUIRED      VALUE
   NAME         ON EXERCISE(#)  REALIZED($) EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------  -------------  -----------  -----------  -------------  -----------  -------------

Lyle R. Grimes       N/A          N/A        86,444        40,000          551,513    255,200
Douglas G.           N/A          N/A        44,366           ---          283,055        ---
Bardwell
James A.             N/A          N/A        37,268           ---          237,770        ---
Salisbury
David W.             N/A          N/A        34,600        25,200           83,393        ---
Jorgenson
Charles E.           N/A          N/A        11,091           ---           70,761        ---
Eiseman

------------------------

(1) Represents options to purchase Common Stock granted pursuant to the Stock Option Plan. Except for an option to purchase 26,444 shares of Common Stock granted to Mr. Grimes, all of which vested in March 1994, the terms of the option awards provide that shares will be exercisable at a rate of 10,000 shares per year, commencing on January 6, 1995.
(2) Represents the aggregate market value (market price of the Common Stock less the exercise price) of the option granted based on the closing price of $16.38 per share of the Common Stock as reported on the Nasdaq National Market on June 30, 1999.


EMPLOYMENT AGREEMENTS

     The Bank has entered into employment agreements with Messrs. Grimes, Bardwell, Salisbury, Eiseman and Jorgenson and three other executive officers. The employment agreements are designed to assist the Bank in maintaining a stable and competent management base. The agreements provide for termination upon the employee's death, for cause or in certain events specified by Office of Thrift Supervision ("OTS") regulations. The employment agreements are terminable by the employee upon 90 days' notice to the Bank. The employment agreement of the Named Officers other than Mr. Jorgenson became effective January 6, 1994.

     The following discussion relates to the terms of the agreements with Messrs. Grimes, Bardwell, Salisbury and Eiseman. These employment agreements provide for an initial term of three years with the exception of Mr. Eiseman whose agreement provides for an initial term of two years. Subject to annual
Board approval following a satisfactory annual performance review, on each annual anniversary of the effective date of the agreement, each agreement shall be automatically extended for an additional one-year period, unless either the employee or the Bank gives notice to the contrary. The employment agreements provide for a lump sum payment to the employee of up to 299% of his then-current annual compensation in the event there is a change in control of the Bank where employment terminates involuntarily in connection with such change in control of the Bank or the Company or within 12 months thereafter. This termination payment is subject to reduction by the amount of all other compensation to the employee deemed for purposes of the Internal Revenue Code of 1986, as amended, to be contingent on a change in control. Such termination payments are provided on a similar basis in connection with a voluntary termination of employment, where the change in control was at any time opposed by the Bank's Board of Directors. For the purposes of the employment agreements, a change in control is defined to mean an acquisition of control of the Bank or the Company (other than by a trustee or other fiduciary holding securities under an employee benefit plan of the Company or its subsidiary) as defined in OTS regulations which would require the filing of an application for acquisition of control or notice of change in control. The agreements provide, among other things, for participation in an equitable manner and employee benefits applicable to executive personnel.

     Based on current salary information, if Messrs. Grimes, Bardwell, Salisbury and Eiseman had been terminated as of June 30, 1999, under circumstances entitling each of them to severance pay as described above, such individuals would have been entitled to receive a lump sum cash payment of approximately $1,107,830, $418,448, $357,337 and $328,136.

     Under the terms of Mr. Jorgenson's employment agreement with the Bank, he serves as Executive Vice President of the Bank during the three-year period beginning February 28, 1998. The agreement further provides that Mr. Jorgenson is eligible to participate in certain employee benefit plans. If Mr. Jorgenson's employment is terminated by the Bank and such termination does not constitute a "termination for cause" (as that term is defined in the employment agreement), he will be entitled to receive his salary then in effect and certain employee benefits for the remaining term of the agreement, unless such termination occurs within 12 months following a "change in control" of the Bank (as that term is defined in the agreement), in which case he will be entitled to receive his salary then in effect and certain employee benefits for the longer of the remaining term of the agreement or 18 months after termination. In the event that the Bank materially breaches the employment agreement or upon the occurrence of certain other events that would adversely affect his employment, Mr. Jorgenson will be entitled to terminate his employment with the Bank and receive his salary then in effect and certain employee benefits for the remaining term of the agreement.

     Mr. Jorgenson's employment agreement also provides that if the shareholders of the Company authorize an increase in the number of shares to be awarded under the WesterFed Financial Corporation 1993 Stock Option and Incentive Plan (the "Plan"), or if they approve a new stock option plan for the Company executive officers, the Company will grant to Mr. Jorgenson options to purchase 30,000 shares of the Company Common Stock at an exercise price equal to the market value on the date of grant. These options will vest based on Continuous Service (as defined in the Plan) at the rate of 20% per year over the five years following date of grant. If a change in control or merger, consolidation or combination of the Company into another corporation occurs, vesting of the options will accelerate in the same manner as options previously granted to the Company executive officers under the Plan.


BENEFIT PLANS

     PENSION PLAN AND BENEFIT EQUALIZATION PLAN. The Bank's employees are included in the Financial Institutions Retirement Fund, a multiple employer comprehensive pension plan (the "Pension Plan"). This noncontributory defined benefit retirement plan covers all employees who have met minimum service requirements. The Bank's policy is to fund pension costs accrued. In addition to administrative expenses of the Pension Plan paid by the Bank, the Bank made no contributions to such plan during fiscal 1999.

     The following table illustrates annual pension benefits payable upon retirement at age 65 to a participant electing to receive the standard form of retirement benefits based on various levels of compensation and years of service.



                               PENSION PLAN TABLE

                                            Years of Service
        Remuneration           15          20         25          30         35
-----------------------    --------    --------    -------     -------   --------

  $ 50,000                 $ 15,000    $ 20,000    $25,000     $30,000   $ 35,000
    75,000                   22,500      30,000     37,500      45,000     52,500
   100,000                   30,000      40,000     50,000      60,000     70,000
   125,000                   37,500      50,000     62,500      75,000     87,500
   150,000                   45,000      60,000     75,000      90,000    105,000
   175,000                   48,000      64,000     80,000      96,000    112,000
   200,000                   48,000      64,000     80,000      96,000    112,000
   225,000                   48,000      64,000     80,000      96,000    112,000
   250,000                   48,000*     64,000*    80,000*     96,000*   112,000*

*Maximum annual benefit payable.

     At June 30, 1999, Messrs. Grimes, Bardwell, Salisbury, Eiseman and Jorgenson had 40 years, 24 years and 11 months, 18 years and 6 months, 25 years and 6 years and 9 months, respectively, of credited service under the Plan. Retirement benefits payable under the Pension Plan are based upon salary contained in the Summary Compensation Table.

     The Bank also maintains a Benefit Equalization Plan for the benefit of certain highly compensated individuals whose normal benefits payable upon retirement under the Pension Plan are reduced due to limits placed on benefits payable under the Pension Plan by federal law. This plan provides for an annual retirement benefit commencing at the normal retirement date (as defined in the Bank's Pension Plan) equal to the actuarial equivalent of the participant's accrued benefit (as determined before applying the limitations contained in the Pension Plan and any dollar limitation for the amount considered compensation) minus the actuarial equivalent of the participant's accrual provided under the Pension Plan. In the event of the participant's death prior to the date payments are due to commence under this plan, the plan provides for a death benefit payable to the participant's beneficiary. Currently, Mr. Grimes and Mr. Jorgenson participate in this plan. Information regarding the amount contributed by the Bank to this plan on behalf of Mr. Grimes and Mr. Jorgenson are contained in the Summary Compensation Table.

     SALARY CONTINUATION PLAN. The Bank has adopted the Salary Continuation Plan ("SCP") for the benefit of 13 officers. The SCP provides for the payment of monthly retirement benefits to participating officers for a period of ten years upon retirement at age 55, provided the officer has at least 20 years of service to the Bank. Benefits payable under the SCP are equal to 1/120 of such officer's monthly salary for calendar 1992. The SCP also provides for a benefit equal to one to two times the participant's 1992 salary in the event of such person's death while employed by the Bank. Information regarding amounts contributed to the SCP during the past three fiscal years on behalf of the Named Officers is contained in the Summary Compensation Table.

     DEFERRED COMPENSATION AGREEMENTS. Pursuant to the Company's acquisition of Security Bancorp, the Company has adopted Deferred Compensation Agreements with David W. Jorgenson and two other employees of the Bank. If Mr. Jorgenson remains continuously employed by the Bank until retirement at age 62, he will receive annual payments of $46,200 for a period of 15 years.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Benefits Committee (the "Committee") has furnished the following report on executive compensation:

     COMPENSATION POLICIES. This report reflects the Company's compensation policies as endorsed by the Board of Directors and the Committee. The Committee recommends to the Board of Directors amounts of cash compensation for executive officers of the Company and its subsidiaries. With regard to the compensation actions affecting the CEO, all of the non-employee members of the Board of Directors acted as the approving body.

     The Annual Incentive Plan of the Company is designed to:

1. support a pay-for-performance policy that differentiates compensation based on corporate, business unit, and individual performance;

2. motivate key senior officers to achieve strategic business initiatives and award them for their achievement;

3. provide compensation opportunities that are comparable to those offered by other leading companies, allowing the Company to compete for and retain talented executives who are critical to the Company's long-term success; and

4. align the interests of executives with the long-term interests of stockholders through award opportunities that can result in ownership of Common Stock.

     At present, the Annual Incentive Plan is comprised of salary, annual cash incentive opportunities, long-term incentive opportunities in the form of stock options, restricted stock and miscellaneous benefits typically offered to executives by major corporations. Along with other eligible employees, executive officers also participate in the Company's 401(k) Plan, which provides for matching contributions, a defined benefit retirement program, and the ESOP.

     Annual incentive plans for executive officers of the Bank were developed in 1993 with the assistance of outside consultants with implementation occurring in fiscal year 1994. During the fiscal year, incentive plans for each of the Named Officers listed in the compensation table, as well as other senior officers, were established based on stated goals and objectives which are drawn by the Bank's Business Plan. Incentives are awarded based on attainment of those goals.

However, all annual incentives are eliminated entirely under this incentive plan if a set minimum of before-tax earnings in dollars is not met during the fiscal year. There is also a maximum before-tax earnings set in dollars above which incentives will not be paid. The Board believes that tying executive officers' income more directly to institution performance will more closely align individual objectives and interests with stockholder value.

     Long-term incentives for executive officers, and to a lesser degree for employees, were provided during the fiscal year ending 1994 with the implementation of the RRP and the Stock Option Plan, which were approved by the stockholders at the Special Meeting of Stockholders held on March 29, 1994. The price of the Common Stock must increase over time to maximize the benefit of the RRP and for the employee to realize any benefit from the options awarded under the Stock Option Plan.

     SALARIES. The base salaries paid to Messrs, Grimes, Bardwell, Salisbury, Eiseman and Jorgenson were increased 0%, 0%, 4%, 4%, and 0%, respectively, for fiscal year 1998-99. This change reflected consideration of the Company's performance and competitive data on similar companies indicating that such changes would be commensurate with experience and individual performance. The other executive officers will be granted base salary increases based on competitive data, individual performance, position, tenure and internal comparability considerations. The Compensation Committee will review and change the compensation strategy as needed in order that it be responsive to stockholder interests over time.

     BONUS AWARDS FOR FISCAL 1999. Executive officers of the Company were awarded cash bonuses during the year based on a review of the Company's fiscal year performance and individual performance. The Company performance review included an assessment of how the Company's before-tax earnings compared with goals set by the Board of Directors and the goals included in the Business Plan. Additional factors that are taken into account by the non-employee members of the Board of Directors were their assessment of non-performing loans, interest rate risk, regulatory ratings, the degree of customer satisfaction and morale of the Company's employees. Based on all these factors, the amount of bonus paid to Grimes, Bardwell, Salisbury, Eiseman and Jorgenson, were 18%, 12%, 15%, 11% and 15% of their base salaries, respectively, as compared to the maximum possible award 60%, 40%, 40%, 30% and 40%, respectively.

     RRP AND STOCK OPTION PLAN AWARDS. The RRP, Stock Option Plan and Equity Incentive Plan (the "Plans") are designed to align a significant portion of the executive officers' compensation, and to a lesser degree other employees compensation, with stockholders' interests. The Plans, approved by stockholders in 1994 and 1997, respectively, permit the granting of stock based awards. To date, two types of awards have been granted to executive officers and other key employees:

1. Stock Option -- a right to purchase shares of Common Stock over a ten-year period at the market price on the date of grant.

2. Restricted Stock -- shares of Common Stock the recipient cannot sell or otherwise dispose of until the applicable restriction period lapses and which are forfeited if the recipient terminates employment for any reason other than retirement, disability, or death prior to the lapsing of the restriction period (or applicable portion of such period).

     No stock options or restricted stock were granted during fiscal 1999 to Messrs. Grimes, Bardwell, Salisbury, Eiseman or Jorgenson. In making future grants, the Committee will consider, among other things, the individual's position and years of service, the value of the individual's service to the Bank and the responsibilities of the individual as an executive officer of a public company as well as the practices of other financial institutions.

     In 1993, Section 162(m) was added to the Internal Revenue Code, the effect of which is to eliminate the deductibility of compensation over $1 million, with certain exclusions, paid to each of certain highly compensated executive officers of publicly held corporations, such as the Company. Section 162(m) applies to remuneration (both cash and non-cash) that would otherwise be deductible for tax years beginning on or after January 1, 1994, unless expressly excluded. Although the current compensation of each of the Company's executive officers is below the $1 million threshold, the Company intends to consider the new provision in establishing future compensation policies and has amended its Stock Option Plan to comply with the requirements of Section 162(m).

                    The Compensation and Benefits Committee

                           Otto G. Klein, Jr., M.D.
                              Marvin P. Reynolds
                          John E. Roemer (Chairman)

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The graph below compares the cumulative total stockholder return on the Company's Common Stock to the cumulative total return of the Nasdaq Market Index and the SIC Industry Group, an index of federally chartered savings institutions, for the period June 30, 1994 through June 30, 1999. The graph assumes that $100 was invested on June 30, 1994 and that all dividends were reinvested.


                    COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                     AMONG WESTERFED FINANCIAL CORPORATION,
                    NASDAQ MARKET INDEX AND SIC CODE INDEX

[GRAPH OMITTED]


                                    FISCAL YEAR ENDED
COMPANY/INDEX/MARKET     6/30/1994    6/30/1995     6/30/1996   6/30/1997    6/30/1998    6/30/1999
--------------------    ---------     --------      --------    --------     ---------    ---------

Westerfed Financial     100.00         108.93       109.28      154.44        188.50        130.06

Federal Savings
 Institutions           100.00         116.53       146.85      230.16        324.00        267.05

NASDAQ Market Index     100.00         117.28       147.85      177.85        235.75        330.37

CERTAIN TRANSACTIONS

     The Bank has followed a policy of granting loans to eligible directors, officers, employees and members of their immediate families for the financing of their personal residences and for consumer and commercial purposes. All such loans, except as described below, to directors and the seven executive officers of the Bank are required to be made in the ordinary course of business and on the same terms, including collateral and interest rates, as those prevailing at the time for comparable transactions and do not involve more than the normal risk of collectibility. Loans to full-time employees with the Bank secured by a first mortgage on the employee's principal residence are made under a standard adjustable-rate mortgage program and modified to a reduced interest rate equal to one percent over the Bank's cost of funds subject to their continued employment or, if a fixed rate loan, made at the current market rate with the origination fee waived. Full-time employees with the Bank also receive a preferential rate on consumer and home improvement loans obtained from the Bank. The rate on these loans is modified by a margin (which varies depending on the type of loan) over the Bank in-house consumer loan index or, is modified to a rate that is 2% below the current market rate.

     All loans by the Bank to its executive officers and directors are subject to restrictions under OTS regulations. Executive officers and directors may participate in the employee loan program provided they do not receive any preferential treatment compared to a regular employee.

     Set forth below is certain information as to loans made by the Bank prior to changes in federal law to each of its directors and executive officers whose aggregate indebtedness exceeded $60,000 at any time since July 1, 1998, at a preferential interest rate pursuant to the Bank's loan policy at the time such loans were made. Each of the loans was made in the ordinary course of business and did not involve more than the normal risk of collectibility. All loans designated as residential loans are first mortgage loans secured by the borrower's principal place of residence.


                                                      LARGEST
                         DATE                          AMOUNT                    MARKET     MODIFIED
                          OF    TYPE OF  ORIGINATION OUTSTANDING    BALANCE AT   RATE AT      RATE AT
   NAME AND POSITION     LOAN     LOAN      AMOUNT   SINCE 7/1/98     6/30/99  ORIGINATION ORIGINATION
----------------------  ------  -------  ----------- ------------   ---------- ----------- -----------



Lyle R. Grimes          02/88 Residential  $92,800       $69,006      $67,080       8.75%     7.46%
President, Chief
Executive Officer and
Chairman of the Board

John E. Roemer          06/89 Residential   99,750        83,592       80,296       9.75      8.52
Vice Chairman of the
Board


      In addition to the loans listed in the table above, the Bank has in the ordinary course of business made loans to its directors, executive officers and members of their immediate families or affiliates thereof on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectibility or present other unfavorable features. All loans to such persons totaled approximately $2,365,801, or 2.6% of the Company's stockholders' equity, at June 30, 1999.

             PROPOSAL II - RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors of the Company has appointed KPMG LLP, independent certified public accountants, to be the Company's auditors for the fiscal year ending June 30, 2000. Representatives of KPMG LLP are expected to attend the Meeting to respond to appropriate questions and to make a statement if they so desire.

     The Board of Directors recommends that stockholders vote "FOR" the ratification of the appointment of KPMG LLP as the Company's auditors for the fiscal year ending June 30, 2000.

                            STOCKHOLDER PROPOSALS

     In order to be eligible for inclusion in the Company's proxy materials for the next Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's main office located at 110 East Broadway, Missoula, Montana 59802-4511, no later than May 26, 2000. Any proposal submitted will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and, as with any stockholder proposal (regardless of whether included in the Company's proxy materials), the Company's Certificate of Incorporation and Bylaws and Delaware law. Under the proxy rules, in the event that the Company receives notice of a stockholder proposal to take action at the 2000 Annual Meeting that is not submitted for inclusion in the Company's proxy materials, or is submitted for inclusion but is properly excluded from the Company's proxy materials, the persons named in the form of proxy sent by the Company to its stockholders intend to exercise their discretion to vote on the proposal in accordance with their best judgment if notice of the proposal is not received at the main office of the Company by the Deadline date (as defined below). In addition to the provision of the proxy rules regarding discretionary voting authority described in the preceding sentence, the Company's Bylaws provide that if notice of a stockholder proposal to take action at the 2000 Annual Meeting is not received at the main office of the Company by the Deadline, the proposal will not be recognized as a matter proper for submission to the Company's stockholders and will not be eligible for presentation at the 2000 Annual Meeting. The "Deadline" means the later of 30 days before the meeting or 10 days after the first notice or public disclosure of the meeting.


                                OTHER MATTERS

     The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this Proxy Statement. However, if any other matter should properly come before the Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

     The cost of  solicitation  of  proxies  will be borne by the  Company.  The
Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitation by mail, directors, officers and regular employees of the Company and/or the Bank may solicit proxies personally or by telegraph or telephone without additional compensation.


Missoula, Montana
September 24, 1999

                         WESTERFED FINANCIAL CORPORATION

                         ANNUAL MEETING OF STOCKHOLDERS
                               OCTOBER 26, 1999


     The undersigned hereby appoints the Board of Directors of WesterFed Financial Corporation (the "Company"), with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of capital stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the "Meeting") to be held at the Missoula Southgate Branch of Western Security Bank, 2601 Garfield Street, Missoula Montana, on October 26, 1999 at 9:00 a.m. and at any and all adjournments and postponements thereof.

1. The election as directors of all nominees listed below (except as marked to the contrary)

                   /  / FOR                 /  / VOTE WITHHELD

INSTRUCTION: TO WITHHOLD YOUR VOTE FOR ANY INDIVIDUAL NOMINEE,  STRIKE A LINE IN
             THAT NOMINEE'S NAME BELOW.

    JOHN E. ROEMER           LAURIE  C. DEMAROIS       DAVID W. JORGENSON

2. The ratification of the appointment of KPMG LLP as auditors for the Company for the fiscal year ending June 30, 2000.

                /  / FOR           /  / AGAINST       /   / ABSTAIN

     In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment or postponement thereof.

     THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSAL AND EACH OF THE NOMINEES LISTED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.




     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL AND THE ELECTION OF THE NOMINEES LISTED ABOVE.



                                  (Continued and to be SIGNED on Reverse Side)

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     Should the undersigned be present and choose to vote at the Meeting or at any adjournments or postponements thereof, and after notification to the Secretary of the Company at the Meeting of the stockholder's decision to terminate this proxy, then the power of such attorneys or proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by filing a written notice of revocation with the Secretary of the Company or by duly executing a proxy bearing a later date.

     The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of notice of the Meeting, a Proxy Statement and an Annual Report to Stockholders.




Dated:                     , 1999            _____________________________
                                             Signature of Stockholder


                                             _____________________________
                                             Signature of Stockholder

                                    Please   sign   exactly   as  your   name(s)
                                    Appear(s) to the left. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE